Exhibit 10.6

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL

TREATMENT REQUEST. OMITTED INFORMATION IS INDICATED BY AN ASTERIK (*) AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

LICENSE AND DISTRIBUTION AGREEMENT made as of this 1st day of April 2011, by and between MICHAEL KORS, L.L.C., a limited liability company existing under and by virtue of the laws of the State of Delaware, with offices at 11 West 42nd Street, New York, NY, 10036, USA (“Licensor”) and Michael Kors (HK) Limited, a Hong Kong limited company with offices at 12/F Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong (“Licensee”).

RECITALS

A. Michael Kors is a world-famous designer of women’s and men’s apparel and accessories;

B. Licensor has the sole and exclusive rights in the trademark MICHAEL KORS, MICHAEL MICHAEL KORS, and variations thereof; and

C. Licensee wishes to obtain, and Licensor wishes to grant, an exclusive license for the importation, sale, distribution and promotion of “Licensed Products” (hereinafter defined) upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration including the mutual agreements contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS

1.1 “Advertising Obligation” shall have the meaning set forth in Section 6.1.

1.2 “Affiliate” shall mean, with respect to either party, any association, corporation, partnership, joint venture or other entity a majority of whose issued and voting shares or equity interest is owned or controlled directly or indirectly by, or is under common control with such party, or owns or controls a majority of the voting shares or equity interest directly or indirectly of such party.

1.3 “Better” shall mean, with respect to market segments for apparel and accessories, the quality and price segment relating to a secondary line of apparel and accessories, as that term is understood in the trade, which is typically sold at price points and is considered to be of a level of quality below Bridge. The term Better shall not include or be read to incorporate any market segment that is typically considered to be above Better, such as Bridge, gold range or Designer Collection.

1.4 “Bridge” shall mean, with respect to market segments for apparel and accessories, the quality and price segment relating to the apparel and accessories lines of high-end fashion designers which are sold at customary bridge price points and generally sold in designated bridge Zones of American high-end department stores. The term Bridge shall not include or be read to incorporate any market segment that is typically considered to be either below Bridge, such as Better, or above Bridge, such as gold range or Designer Collection.

1.5 “Business Plan” shall have the meaning set forth in Section 5.2.

1.6 “Collateral Materials” shall mean all materials of any kind which either bear any of the Trademarks, or are used in connection with the importation, sale, distribution, marketing or promotion of Licensed Products. Collateral Materials may include, without limitation, invoices, business cards, letterhead, point-of-sale material, signage, catalogs and other direct mail promotions or materials, shops, shop fixtures, advertisements, public relations materials and press packages.

1.7 “Contract Year” shall mean any twelve (12) month period from April 1 through March 31, when this Agreement is in full force and effect, and the first Contract Year shall commence on the date of this Agreement and end on March 31, 2012.

1.8 “Design Calendar” shall have the meaning set forth in Section 4.1.

1.9 “Designer Collection” shall mean, with respect to market segments for apparel and accessories, the quality and price segment of apparel and accessories relating to the men’s and women’s designer collection lines of high-end fashion designers, which typically is sold at price points and is considered to be of a level of quality higher than Bridge and gold range. The term Designer Collection shall not include or be read to incorporate any market segment that is typically considered to be below Designer Collection, such as, by way of example, gold range, Bridge, Better and/or sportswear.

1.10 “Discounted Goods” shall mean all Licensed Products which are (a) sold to approved off-price accounts as listed on Schedule 5.4(b) hereto, as it may be amended from time-to-time, (b) Seconds, end-of-season excess inventory or returns, or (c) sold by Licensee at a wholesale price which is at least * percent (*%) less than the prevailing wholesale price at which Licensee has customarily sold a significant volume of such Licensed Products to approved accounts listed on Schedule 5.4(a) hereto, as it may be amended from time-to-time.

1.11 “Duty Free” shall mean any store or other channel of trade in which goods are sold free of any national tariffs, duties or taxes on the condition that the purchaser will not bring such goods back into the country (or designated country of origin) in which they are purchased.

1.12 “Expansion Territory” shall mean each of Singapore, Malaysia, Indonesia, the Philippines, Thailand, or Vietnam.

1.13 “Gross Sales” shall mean, except as expressly provided herein: (A) in the case of sales by Licensee to independent third party retail accounts in arms length transactions, the aggregate gross sales price for all Licensed Products shipped by Licensee or any of its Affiliates (“Gross Wholesale Sales”), and (B) in the case of sales by Licensee at a Store or Shop, the aggregate actual gross sales price of all Licensed Products sold to retail customers at such Store or Shop (“Gross Retail Sales”), in each case before any deductions whatsoever, including, without limitation, for discounts and returns, insurance and freight.

1.14 “IP Rights” shall mean all copyright and trade dress rights, other than rights in the Trademarks, now or hereafter owned by Licensor in and to any designs, fabrics, patterns, prints, labels, advertising and materials used in conjunction with the Licensed Products, whether created by or on behalf of Licensor or Licensee.

1.15 “License” shall mean the exclusive right to import, sell, distribute and promote Products under the MICHAEL KORS trademark in the Designer Collection market segment and under the MICHAEL MICHAEL KORS trademark in the Better market segment, and the non-exclusive right to use the IP rights in connection therewith.

1.16 “Licensor Marks” shall mean MICHAEL KORS, KORS, KORS MICHAEL KORS, MICHAEL MICHAEL KORS, MK MICHAEL KORS and the MK logo, and variants of any of the foregoing marks.

1.17 “Licensed Products” shall mean Products bearing any Trademarks.

1.18 “Marketing Obligation” shall have the meaning set forth in Section 6.2.

1.19 “Net Sales” shall mean Gross Sales of Licensed Products, sold by Licensee or its Affiliates, less: (a) actual credits for returns; (b) with respect to Gross Wholesale Sales only, actual, reasonable and normal trade discounts and allowances (excluding co-op advertising); and (c) all taxes collected by Licensee from, and payable by, the purchaser of the Licensed Products pursuant to applicable law to the extent such taxes are stated separately on the invoices and included in Gross Sales; and (d) with respect to Gross Retail Sales only, actual and documented concession fees paid to department stores in which any Shops are located; provided, however, that such concession fees shall not exceed *% of Gross Retail Sales at any Shop. Total deductions from Gross Wholesale Sales for items listed in (a) and (b) above shall not exceed * percent (*%) of Gross Sales in any Contract Year. No other deductions shall be taken. Gross Wholesale Sales less the deductions expressly permitted in (a), (b) and (c) above are sometimes referred to as “Net Wholesale Sales”, and Gross Retail Sales less the deductions expressly permitted in (a), (c) and (d) above are sometimes referred to as “Net Retail Sales”. It is the intention of the parties that royalties on Net Wholesale Sales will be based on the bona fide wholesale prices at which Licensee or its Affiliates sell Licensed Products to independent retailers in arm’s-length transactions. Further, in the event Licensee shall sell Licensed Products to its Affiliates that are retailers, royalties shall be calculated on the basis of such bona fide wholesale prices irrespective of Licensee’s internal accounting treatment of such sales. If the invoiced amount of the Licensed Products sold and delivered by Licensee is in currencies other than U.S. dollars, the invoiced amount shall be converted into U.S. dollars at the average exchange rate set forth on OANDA.COM on the last day of the month immediately preceding the date of determination of such Net Sales.

1.20 “New Account Approval Form” shall have the meaning set forth in Section 5.4.

1.21 “Percentage Royalty” shall have the meaning set forth in Section 7.1 hereof.

1.22 “Products” shall mean: men’s and women’s apparel and accessories, excluding eyewear, watches, footwear, fragrance and personal care products or home furnishings.

1.23 “Samples” shall mean prototypes, runway samples and selling samples of Licensed Products.

1.24 “Seconds” shall mean damaged, imperfect, non-first quality or defective Products.

1.25 “Shop” shall mean a retail shop (a) which is a visually defined area of a larger retail or department store; (b) on which one or more signs or fixtures bearing any of the Trademarks is prominently displayed; (c) which is operated under license from Licensor; and (d) within which area substantially solely Licensed Products are sold.

1.26 “Store” shall mean any free-standing retail store which Licensor authorizes Licensee to own and operate under any of the Trademarks, and, where the context indicates, each such store. A Store shall be considered a “Flagship Store” if so designated by Licensor and agreed upon by Licensee. A Store shall be considered an “Off-Price Store” if such Store sells primarily Discounted Goods. Unless the context otherwise indicates, references to “Stores” shall also include all Shops, and references to each “Store” shall also include each Shop, opened pursuant to this Agreement.

1.27 “Term” shall have the meaning set forth in Article 3 hereof.

1.28 “Territory” shall mean Hong Kong, Macao and Taiwan.

1.29 “Trademarks” shall mean the trademark MICHAEL KORS (the “Collection Mark”), MICHAEL MICHAEL KORS (the “Better Mark”), KORS MICHAEL KORS (the “Bridge Mark”) and, subject to Licensor’s prior written approval on a case-by-case basis, variants of the foregoing marks.

1.30 “Zone” shall mean the physical retail selling area designated by department stores for a particular product type or classification (e.g., coats, scarves, swimwear, men’s belts, Designer Collection, etc.).

2.	LICENSE GRANTED

2.1 License Grant. In accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the License.

2.2 Rights Not Granted. This Agreement is not an assignment or grant to Licensee of any right, title or interest in or to the Trademarks or IP Rights, other than the grant of rights to use the Trademarks and IP Rights in connection with Licensed Products in the market segments in the Territory specifically set forth herein. Licensee acknowledges that Licensor, its Affiliates, manufacturers, and/or licensees may, without violating Licensee’s rights hereunder, distribute, sell, advertise and promote in the Territory: (i) Products in any market segment other than the Collection , Bridge and Better segments under any trademarks other than the Trademarks, and (ii) any products other than Products under the Trademarks or any other trademarks in the Territory. Licensee further acknowledges that Licensor, its Affiliates and licensees may manufacture or authorize the manufacture of Licensed Products in the Territory for sale exclusively outside of the Territory. Licensee shall not have the right to operate, Internet e-commerce sites or any other direct-to-consumer business under the Trademarks, except as expressly permitted herein or as hereafter authorized in writing by Licensor. Licensor expressly retains the right to operate, either directly or through its Affiliates or licensees Internet e-commerce sites and other direct-to-consumer businesses. All rights not specifically granted herein to Licensee are reserved to Licensor, which may at all times fully and freely exercise the same.

2.3 Rights of First Refusal.

(a) New product categories. If, at any time during the Term, Licensor decides to launch a new line of products under any of the Trademarks or under any other trademark that includes or makes reference to Michael Kors or the initials “MK” (a “New Line”), Licensor shall notify Licensee of such intention (a “New Line Notice”) and, subject to the terms of this Section 2.3(a), Licensee shall have the exclusive option during the Term to import, sell, distribute and/or promote such New Line in the Territory. Licensee shall have sixty (60) days from its receipt of a New Line Notice to present to Licensor a commercially reasonable business plan for the importation, sale, distribution and/or promotion in the Territory of the New Line (a “New Line Business Plan”). Any such New Line Business Plan shall include at least all of the information required to be set forth in the Business Plan pursuant to Section 5.2, and shall provide for Licensee to launch such New Line in the Territory no later than eighteen (18) months after Licensor’s approval of such New Line Business Plan. If Licensee does not present such a New Line Business Plan to Licensor sixty (60) days after receiving a New Line Notice, Licensee’s rights with respect to such New Line shall lapse. If Licensee does submit a New Line Business Plan, Licensor and Licensee shall negotiate in good faith the details of such plan to arrive at a mutually acceptable New Line Business Plan, and shall promptly and in good faith incorporate the terms thereof into a written license with respect to such New Line, which may be in the form of either an amendment to this Agreement or a separate agreement in substantially the form of this Agreement, as reasonably determined by Licensor. Notwithstanding anything to the contrary contained herein, Licensee’s rights hereunder shall not apply to eyewear, watches, footwear, fragrance and personal care products, home furnishings or to any product category as to which Licensor grants rights to a third party as part of a multinational license.

(b) New territory. If, at any time during the Term, Licensor’s license with respect to any Expansion Territory expires and Licensor does not itself or through a subsidiary wholly owned and operated by Licensor or its ultimate parent company take over any retail or wholesale business in the Expansion Territory, Licensee shall have the exclusive option during the Term to import, sell, distribute and/or promote Licensed Products in the Expansion Territory, subject to the terms of this Section 2.3(b). Licensor shall provide Licensee notice of the foregoing (the “Expansion Notice”) and Licensee shall have sixty (60) days from its receipt of the Expansion Notice to present to Licensor a commercially reasonable business plan for the importation, sale, distribution and/or promotion of Licensed Products in the Expansion Territory (an “Expansion Business Plan”). Any such Expansion Business Plan shall include at least all of the information required to be set forth in the Business Plan pursuant to Section 5.2. If Licensee does not present such an Expansion Business Plan to Licensor sixty (60) days after receiving an Expansion Notice, Licensee’s rights with respect to such Expansion Territory shall lapse. If Licensee does submit an Expansion Business Plan, Licensor and Licensee shall negotiate in good faith the details of such plan to arrive at a mutually acceptable Expansion Business Plan, and shall promptly and in good faith incorporate the terms thereof into a written license with respect to such Expansion Territory, which may be in the form of either an amendment to this Agreement or a separate agreement in substantially the form of this Agreement, as reasonably determined by Licensor. Notwithstanding anything to the contrary contained herein, Licensee’s rights hereunder shall not apply to eyewear, watches, footwear, fragrance and personal care products, home furnishings or to any product category as to which Licensor grants rights to a third party as part of a multinational license.

3.	TERM OF AGREEMENT.

3.1 Term. Subject to the provisions of Article 9 hereof, this Agreement shall be for a term (the “ Term”) starting as of the date of this Agreement and ending on March 31, 2041, unless the Agreement is terminated pursuant to Section 3.2 (a) or 3.2 (b) (an “Early Termination”). The period commencing on the date of this Agreement and ending on March 31, 2012 shall be deemed the first Contract Year of this Agreement. Licensee shall launch the sale of Licensed Products for the Spring 2011 season. It is expressly understood that only the company (which may be Licensee) whose licensed term covers the period subsequent to the expiration of the Term shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of the Term, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the expiration of the Term. Without limiting the generality of the foregoing, unless there is an Early Termination, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to import and sell Licensed Products shall be the Fall season immediately preceding the expiration of the Term, and Licensor shall at all times be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale of Licensed Products commencing with the following Spring season.

3.2 Licensor Termination Rights.

(a) First Licensor Termination Right. If Net Sales of Licensed Products for the twelve (12) month period ending March 31, 2021 do not equal or exceed USD$*, Licensor shall have the option to terminate the License by giving notice to Licensee no later than June 1, 2021. Such termination shall be effective as of March 31, 2022. Without limiting the generality of the foregoing, if Licensor exercises the First Licensor Termination Right, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to import and sell Licensed Products shall be the Fall 2021 season, and Licensor shall at all times be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale of Licensed Products commencing with the Spring 2022 season.

(b) Second Licensor Termination Right. If Net Sales of Licensed Products for the twelve (12) month period ending March 31, 2031 do not equal or exceed USD$*, Licensor shall have the option to terminate the License by giving notice to Licensee no later than June 1, 2031. Such termination shall be effective as of March 31, 2032. Without limiting the generality of the foregoing, if Licensor exercises the Second Licensor Termination Right, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to import and sell Licensed Products shall be the Fall 2031 season, and Licensor shall at all times be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale of Licensed Products commencing with the Spring 2032 season.

4.	CALENDAR; APPROVALS AND QUALITY CONTROL.

4.1 Calendar. Licensee acknowledges that no manufacturing rights with respect to Licensed Products are granted hereunder, and that Licensee will acquire all Licensed Products from the manufacturing facilities designated by Licensor and its various product licensees, and Licensee’s freight forwarder will be responsible for taking possession of all Licensed Products from such facilities and shipping them to Licensee’s distribution center or centers. Licensee shall place orders for Licensed Product in the manner(s) approved by Licensor from time-to-time. To the extent necessary, Licensee shall enter into separate buying agency agreements with buying agencies designated or approved by Licensor from time-to-time. To the extent Licensor’s international licensing, production department and other personnel assist Licensee in connection with projecting, ordering and order tracking for Licensor-made Products, Licensor shall be entitled to charge Licensee a reasonable fee in connection with such assistance, which fee shall not exceed * percent (*%) of the F.O.B.Q. cost of all orders for which Licensor provides such assistance. Licensor shall invoice Licensee, and Licensee shall pay such fee, on a quarterly basis. In the event that during the Term Licensee wishes to manufacture any Licensed Products for sale in the Territory, Licensee and Licensor will agree in advance and in writing on the design, approval and manufacturing conditions with respect thereto, which shall be subject to Licensor’s approval in its sole discretion. Attached hereto as Schedule 4.1 is a calendar for the production and sale of Licensed Products in any given Contract Year, which specifies the markets that Licensee will cause its personnel to attend and the dates by which orders for each season must be placed (the “Calendar”). The Calendar may be amended from time to time by agreement of the parties. During each Contract Year of this Agreement, Licensor and Licensee shall use commercially reasonable best efforts to effectuate the placement of all orders by Licensee in accordance with the Calendar.

4.2 Mechanism for Obtaining Licensor’s Approval. All approvals required or permitted by this Agreement, including, but not limited to, approval of all Collateral Materials, shall be requested by Licensee in a written submission form to be mutually agreed upon by the parties, upon which Licensor shall indicate its approval or disapproval in writing. Licensee shall have each item for which Licensor’s written approval is sought by Licensee delivered by fax, mail, messenger, by hand or the like to Licensor, attn. President of Licensing, or whatever other address Licensor may provide Licensee in writing from time to time. Licensor shall respond to each such request as promptly as practicable, taking into consideration the nature of the material for which approval is sought and the Calendar, but approval shall in no event be deemed or inferred by any delay or failure of Licensor to respond to any such request.

4.3 Quality Control; Inspections. Licensee acknowledges that the Trademarks represent the prestige and goodwill that Licensor, its corporate affiliates and its predecessors have earned as providers of high-quality apparel and other products, including accessories. Accordingly, Licensee shall carry out the sale, distribution and promotion of Licensed Products, and the production and use of all Collateral Materials, so as to maintain a general standard of quality commensurate with that which the public has come to associate with the Trademarks. Upon Licensor’s request, Licensee shall submit to Licensor for inspection current production samples of Collateral Materials so that Licensor may ensure that the requisite quality standards are being maintained.

4.4 Display of Trademarks; Labels. Licensee shall display the Trademarks in a manner reasonably acceptable to Licensor and, if required by Licensor, shall include notices on all Collateral Materials reflecting Licensor’s ownership of the Trademarks. Licensee shall submit to Licensor for its approval any labels and any other such display items or packaging materials designed by Licensee to be used in connection with the Licensed Products, which approval shall not be unreasonably withheld.

4.5 Personnel. Licensee shall employ, at Licensee’s sole cost and expense, an appropriate team of dedicated personnel responsible for management of the purchase, importation, marketing, sale and distribution of all Licensed Products, consistent with the organizational chart attached hereto as Schedule 4.5.

4.6 Subcontractors. Licensee may engage subcontractors to manufacture and produce Collateral Materials, provided that Licensee shall ensure that any and all such subcontractors comply with Licensor’s high quality standards, all relevant terms of this Agreement, and with Licensor’s Code of Conduct as it may be amended from time-to-time. Licensor’s current Code of Conduct is annexed hereto as Schedule 4.6. Licensee shall not knowingly engage any subcontractor to manufacture or produce Collateral Materials that violates or in the past has violated any prohibitions on child labor and/or environmental standards under either local or international law. If Licensee discovers at any time during the term hereof that any subcontractor engaged by Licensee is in violation of such prohibitions and/or standards, or of Licensor’s Code of Conduct, Licensee shall terminate its relationship with such subcontractor as soon as commercially practicable.

4.7 Travel Expenses. Any and all travel expenses of Licensor in connection with the development and promotion of the business contemplated herein within the Territory, if undertaken at Licensee’s request, including airfares, accommodations, meals and other incidental charges consistent with Licensor’s then current travel policy, shall be borne solely by Licensee, and Licensee shall reimburse Licensor therefor promptly after Licensor’s submission to Licensee of receipts documenting the same.

5.	SALE AND DISTRIBUTION OF LICENSED PRODUCTS

5.1 Market Development. Licensee shall use commercially reasonable best efforts to develop, exploit and maintain in the Territory, the market for the Licensed Products in keeping with the prestige of the Trademarks and the high quality products associated therewith. Licensee shall not sell Licensed Products to any entity which it knows or has reason to believe intends to export Licensed Products from the Territory.

5.2 Business Plan and Licensee Investment. Licensee has delivered to Licensor a business plan for the Licensed Products (the “Initial Business Plan”). Commencing on July 1, 2012, Licensee shall deliver to Licensor an updated business plan for each subsequent Contract Year by no later than the July 1st immediately preceding such Contract Year (each, a “Business Plan”). By way of example, the Business Plan to be delivered by July 1, 2012 shall cover the Contract Year starting on March 1, 2013. Licensee shall spend not less than $* in the Territory during the first ten (10) Contract Years. Such investment shall be made in accordance with the Initial Business Plan and subsequent Business Plans, which shall include staffing, retail and wholesale shop construction, marketing and public relations, and all other significant details necessary for the development of the business. Such Business Plans and all regular updates thereto, shall be developed in consultation with Licensor and subject to Licensor’s reasonable approval.

5.3 Sales Reports. Within ten days after the end of every month during each Contract Year, Licensee shall deliver to Licensor a “flash” sales report for such month. Licensee shall also provide in such monthly sales reports such additional information as Licensor may reasonably request. Licensee shall further provide to Licensor, upon Licensor’s reasonable request and to the extent available, a weekly sales report showing Licensee’s retail sales over the previous week in each department store where Licensed Products are then being sold.

5.4 Channels of Distribution. The only channels of distribution of the Licensed Products shall be (a) the approved accounts listed on Schedule 5.4(a) and such other accounts as Licensor may approve in writing upon Licensee’s request; (b) Stores owned or operated by Licensee, (c) Licensor Retail Stores; and (d) to the extent permitted under Section 5.6, the off-price accounts set forth on Schedule 5.4(b) and such other off-price accounts as Licensor may approve in writing upon Licensee’s request. Any sale or distribution of Licensed Products to an account that is not a Store and that has not been approved in advance by Licensor shall be deemed a material breach of this Agreement. It is understood and agreed that (i) men’s and women’s Licensed Products under the MICHAEL KORS trademark shall be sold exclusively in the respective men’s and women’s Designer Collection Zones of such stores, and (ii) men’s and women’s Licensed Products under the Better Mark shall be sold exclusively in the appropriate

Zones of such stores, with the exception of: (i) specialty stores or other stores that do not merchandise such products in a separate Zone and (ii) Licensor Retail Stores. All requests by Licensee for the approval of a new account shall be submitted to Licensor by completing a New Account Approval Form in the form set forth in Schedule 5.4(c) hereto. Licensee shall keep records of all New Account Approval Forms throughout the term of this Agreement and for two (2) years following the termination or expiration hereof. Licensee shall not have the right to sell, offer for sale or distribute any Licensed Products without Licensor’s prior approval, on a case by case basis, (i) to bases or exchanges of the Armed Forces, (ii) to Duty Free retailers, or (iii) through Duty Free channels of trade.

5.5 Seconds, Returns and Excess Inventory. Licensee may sell its inventory of Discounted Goods to Off-Priced Stores and to approved off-price accounts as provided in Section 5.4. Licensee shall clearly and permanently “red line” the labels of any Seconds, and shall require any off-price accounts not to advertise or promote the Licensed Products. Unless otherwise agreed in writing, Discounted Goods sold by Licensee in each Contract Year shall not exceed * percent (*%) of the total units of Licensed Products sold by Licensee in such Contract Year.

6.	ADVERTISING, MARKETING AND PROMOTION

6.1 Advertising. Licensee shall comply with all standards, specifications and/or designs as may be established by Licensor and furnished to Licensee from time to time, with respect to any advertising or other business materials used by Licensee in connection with Licensed Products. In addition, Licensee’s advertising and business materials shall be consistent with the prestige of the Trademarks and Licensee shall not employ or otherwise release any of the same, including, without limiting the foregoing, any advertisement relating to Licensed Products, unless and until Licensee shall have made a request, in writing, detailing the dates and use to be made of such advertising material (e.g. TV, print, catalog, etc.) to Licensor for approval and Licensor shall have approved the same. Licensee shall not use any vendor for any of such materials unless such vendor has been approved in advance by Licensor. Approval or disapproval of any such proposed use shall be given by Licensor as promptly as practicable after receipt of Licensee’s written request in connection therewith, but in all cases within three (3) weeks after receipt by Licensor of Licensee’s request; if neither approval nor disapproval has been given within such time, approval shall be deemed to have been withheld. In each Contract Year during the Term Licensee shall expend not less than * percent (*%) of total Net Wholesale Sales, plus * percent (*%) of Net Retail Sales for advertising and promotional activities in the Territory (the “Advertising Obligation”). From and after the Contract Year ending March 31, 2013, * percent (*%) of the Advertising Obligation shall be remitted to Licensor in support of Licensor’s in-house agency costs (the “Agency Contribution”). The Agency Contribution shall be paid to Licensor in advance, in quarterly installments on April 1, July 1, October 1, and January of each Contract Year. For purposes of calculating the Agency Contribution in any Contract Year, the total amount to be paid by Licensee shall be based on the higher of (i) Licensee’s projected Net Wholesale Sales plus Net Retail Sales as set forth in the Business Plan for the upcoming Contract Year or (ii) actual Net Wholesale Sales plus Net Retail Sales in the previous Contract Year. The

Marketing Obligation shall not be credited against the Agency Contribution nor shall Licensee be otherwise entitled to deduct any amount therefrom. If for any reason the actual Net Wholesale Sales plus Net Retail Sales in any Contract Year are greater than the Net Wholesale Sales plus Net Retail Sales used for the calculation of the Advertising Obligation (the “Excess Amount”), the relevant percentage of such excess shall be added to the Advertising Obligation in the immediately following Contract Year, less * percent (*%) of such amount, which shall be remitted to Licensor as an additional Agency Contribution simultaneously with the accounting statement which reflects such excess. For the avoidance of doubt, the Agency Contribution shall be paid out of, and constitute a deduction from, the Advertising Obligation. Notwithstanding the foregoing, if the Excess Amount arises in the final Contract Year of the Term, such Excess Amount shall be paid to Licensor immediately upon the expiration of the Term.

6.2 Marketing. Licensee shall spend such amounts as are reasonable and customary for the business contemplated herein on other marketing and promotional activities with respect to Licensed Products not specifically delineated hereunder including, but not limited to, cooperative advertising, trade advertising, point-of-sale materials (including fixtures and signage), fashion shows, seasonal product presentations and events with fashion editors. Licensee shall not undertake any marketing or promotional activities, or produce or distribute any marketing or promotional materials of any kind in connection with Licensed Products, without Licensor’s prior written approval. Any Collateral Materials to be used by Licensee in connection with its activities pursuant to this Section 6.2 (including, without limitation, look books, catalogs and pictures) shall be produced either (i) by Licensor, with Licensee to pay Licensor the cost of such materials plus a * percent (*%) commission, or (ii) by an agency approved by Licensor, with all costs thereof to be paid by Licensee.

6.3 Showroom. At all times during the term of this Agreement, Licensee shall, at Licensee’s sole cost and expense, construct and maintain in location reasonably approved by Licensor a separate and dedicated showroom for the continuous presentation of the Licensed Products. Such showroom shall, at Licensee’s sole cost and expense, be designed, constructed and furnished in all respects by Licensor’s designated architects and designers according to Licensor’s specifications and subject to Licensor’s approval. Upon completion, such showroom shall be subject to Licensor’s final review and approval, and shall thereafter be subject to Licensor’s continuing approval thereof, so as to assure reasonable periodic renovation to reflect Licensor’s showroom concepts and standards.

6.4 Store Development.

(a) Licensee shall use commercially reasonable best efforts to develop, exploit and maintain in the Territory the market for the Licensed Products in keeping with the prestige of the Trademarks and the high quality products associated therewith. Notwithstanding the generality of the foregoing, provided this Agreement has not expired or been terminated, Licensee shall at all times: (1) during the ten (10) year period commencing on April 1, 2021 own and operate not less than 5 stores, shop-in-shops and other high-end points of distribution in the Territory; and (2) during the ten (10) year period commencing on April 1, 2031 own and operate not less than 8 stores, shop-in-shops and other high-end points of distribution in the Territory. Licensor and Licensee shall enter into such additional agreements as are necessary for Licensee to own and operate stores, shop-in-shops and other high-end points of distribution in the Territory.

(b) All aspects of the design and decoration and, as applicable, the renovation, of all Stores, including without limitation the materials, fittings, fixtures, furnishings, signs, decoration, equipment and interior and exterior design must conform with Licensor’s specifications and the quality of the same shall be subject to Licensor’s approval. Fixtures may be purchased by Licensee only from vendors and sources approved by Licensor. Licensee shall obtain (at Licensee’s expense) the services of such store designer as Licensor may reasonably designate in connection with the design and decoration of the first Store in the Territory. Thereafter, Licensee may designate its own architect in connection with the design and decoration of each Shop and Store, but shall cause such architect to work cooperatively and in good faith with Licensor in connection with the development and execution of each such project. Each Store shall, unless otherwise agreed by Licensor in its sole discretion, be owned and operated solely by Licensee in accordance with the Retail Store Requirements set forth in Schedule 6.4 annexed hereto and, except as expressly otherwise set forth in such Retail Store Requirements, on all of the terms and conditions set forth herein.

7.	ROYALTIES AND REQUIRED MINIMUM NET SALES

7.1 Royalty Rate. In consideration of the license granted herein, Licensee shall pay to Licensor a percentage royalty (the “Percentage Royalty”) in each Contract Year of * percent (*%) of Net Wholesale Sales, plus (i) * (*%) of Licensee’s Net Retail Sales during the first ten Contract Years of the Term, and (ii) * (*%) of Licensee’s Net Retail Sales thereafter.

7.2 Royalty Waiver. Licensee hereby waives the Percentage Royalty on all Net Sales of Licensed Products prior to April 1, 2013.

7.3 Royalty Statements. On a quarterly basis, on the last day of the month immediately following the close of each quarter in each Contract Year, Licensee shall provide to Licensor a royalty statement certified as true and accurate by an officer of Licensee separately setting forth the aggregate Gross Sales, merchandise returns, credits, trade allowances and net sales (relevant to each account) of all sales of Licensed Products by Licensee for the quarter covered by such statement, together with a computation of Net Sales and computation of the amounts due Licensor in respect thereof. The statement for the final quarter of each Contract Year also shall include a calculation of total Net Sales (separately setting forth the amount deducted therefrom in respect of each of the items (a) through (c) listed in the definition of Net Sales) and the Percentage Royalty for the preceding Contract Year. Licensor’s acceptance of any statement or payment shall be without prejudice to Licensor’s right to dispute the accuracy thereof, and Licensee shall remain fully liable for any balance due under this Agreement. For the avoidance of doubt, under no circumstances shall Licensee be required to pay royalties with respect to any Contract Year in excess of the Percentage Royalty for such Contract Year, but the Percentage Royalty payments made with respect to one Contract Year shall not entitle Licensee to any set-off or deduction in any other Contract Year.

7.4 Payments. All royalties and other amounts payable to Licensor hereunder shall be paid in U.S. currency to a bank account designated by Licensor. Licensee may deduct withholding tax from payments, but only to the extent required by applicable law. If Licensee fails to make any payment hereunder on the date due, without prejudice to any other right or remedy of Licensor, Licensee shall pay interest on such unpaid amounts at a rate per annum equal to two (2) percentage points above the prime commercial interest rate per annum then being charged by Citibank in New York, New York (or “base rate” or equivalent if the term “prime rate” is not then being used by Citibank) as of the close of business on the date such payment initially became due from and including such date to but not including the date such amount is paid in full (or, if such rate exceeds the maximum rate permitted by applicable law, such maximum rate). With respect to sales of Licensed Products in a currency other than U.S. dollars, for purposes of calculating the royalty payable to Licensor, such shall be computed on the basis of the exchange rate of the applicable currency into United States dollars quoted on OANDA.COM as of the close of business on the last day of the applicable quarter.

7.5 No Right of Set-Off. Except as may otherwise be expressly provided herein, Licensee shall not have the right to set off, withhold, compensate or make any deduction from any payment of royalties due hereunder for any reason whatsoever.

7.6 Taxes. Licensee shall bear all taxes, duties and other governmental charges in the Territory relating to or arising under this Agreement, including, without limitation, any state, local or federal income taxes (except withholding taxes on royalties imposed by applicable law), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any other charges relating to or on any royalty payable by Licensee to Licensor. Licensee shall obtain, at its own cost and expense, all licenses, Reserve Bank, Commercial Bank or other bank approvals, and any other documentation necessary for the importation of materials and the transmission of royalties and all other payments relevant to Licensee’s performance under this Agreement. If any tax or withholding tax is imposed on royalties, Licensee shall pay all such deducted withholding taxes to the appropriate taxing authority and deliver to Licensor the certified receipts evidencing such payment and shall be responsible for any interest and penalties (in the event such tax payments are not made timely). Nothing herein shall be construed so as to require Licensee to pay state, local or federal taxes based on Licensor’s income.

7.7 Royalty Records. Licensee shall keep true books of account containing an accurate record of all data necessary for the determination of the amounts payable to or on behalf of Licensor under this Agreement, and maintain the same throughout the Term and for two (2) years thereafter. Licensor may from time to time, during regular business hours and upon reasonable advance notice, examine the applicable records of Licensee in order to verify payments, record keeping requirements and compliance by Licensee with its obligations hereunder. Such examinations shall be conducted during regular business hours at the Licensee’s offices by a certified public accountant selected by Licensor. All costs and fees relating to each such examination shall be borne by Licensor, provided, however, that if any such examination discloses an underpayment or underexpenditure by Licensee exceeding * percent (*%) or USD$*, Licensee shall pay the costs and fees thereof. Licensor shall conduct no more than one (1) such examination during a twelve (12)-month period.

8.	TRADEMARKS AND IP RIGHTS

8.1 Ownership of Trademarks and IP Rights. As between Licensor and Licensee, the Trademarks and IP Rights (including IP Rights in all materials of any kind created by or on behalf of Licensee hereunder) and the goodwill appurtenant thereto are the sole and exclusive property of Licensor. Licensee acknowledges that all uses of the Trademarks and IP Rights hereunder and all the goodwill attached or which shall become attached to the Trademarks and IP Rights in connection with the manufacture, sale, distribution, promotion and advertising of the Licensed Products shall inure solely to Licensor’s benefit.

8.2 Protection of Trademarks and IP Rights. Licensor and Licensee shall prepare and execute all necessary documents, including, without limitation, registered user agreements and/or license registration documents, and Licensee shall cooperate with Licensor as requested by Licensor and do whatever is reasonable and necessary for the protection of the Trademarks and the IP Rights. Licensee shall not do anything or authorize anyone to do anything which may adversely affect any ownership rights of Licensor in the Trademarks, or the IP Rights, or which may reduce or dilute the value or distinctiveness of the Trademarks or disparage or detract from their reputation and prestige. Licensor in its sole discretion shall determine whether the Trademarks and IP Rights should be registered and shall bear all costs of such registrations, maintenance and renewals in the Territory. Licensee shall not seek to register the Trademarks, the IP Rights, or any trademark confusingly similar to the Trademarks for any products, and Licensee shall not use any trademark confusingly similar to the Trademarks for any products. The provisions of, and the obligations of Licensee under, this Article 8 shall survive the expiration or termination of this Agreement.

8.3 No Challenge. Licensee shall not challenge Licensor’s ownership of or the validity of any of the Trademarks or IP Rights, any applications or registrations therefor or any rights of Licensor therein. The provisions of this Section 8.3 shall survive the expiration of the Term.

8.4 Use of Trademarks and IP Rights. Licensee shall use the Trademarks and IP Rights solely in connection with the Licensed Products. Licensee shall use and display the Trademarks only in such form and manner as are specifically provided or approved by Licensor. Licensor may promulgate, from time to time, reasonable rules and amendments thereto, relating to use of the Trademarks, and Licensee shall comply with all such rules and amendments.

8.5 Compliance with Laws. Licensee shall comply with all the trademark laws and other applicable laws relating to intellectual property in force in the Territory in order to protect the rights of Licensor in and to the Trademarks and IP Rights. Licensee shall use the Trademarks and IP Rights strictly in compliance with all applicable legal requirements and shall use such markings in connection therewith as may be required by applicable legal provisions. In addition, each Licensed Product shall be manufactured, packaged, labeled, sold and distributed in accordance with all applicable international, national, state, provincial, local and other laws, rules and regulations, including any applicable environmental laws, governing the design, quality, transportation and safety of such products. Licensee expressly acknowledges that Licensor shall rely on Licensee to ensure that the manufacture, packaging, labeling, advertising, sale and distribution of Licensed Products hereunder shall conform in all respects with all applicable laws. Licensee shall promptly bring to Licensor’s attention any concerns it may have with respect to legal compliance of any Licensed Products and, notwithstanding any approval given or request made by Licensor, Licensee shall not be obligated to make or sell any such items hereunder until such concerns have been addressed to Licensee’s reasonable satisfaction.

8.6 Infringement. Licensee shall notify Licensor in writing promptly upon learning of any suspected infringement of the Trademarks or IP Rights, or imitation or counterfeiting of Licensed Products in the Territory. Licensor thereupon shall at its sole discretion take such action as it deems advisable for the protection of its rights in and to the Trademarks, IP Rights and Licensed Products and, if requested to do so by Licensor, Licensee shall provide reasonable assistance to Licensor in all respects, including, without limitation, by being plaintiffs or co-plaintiffs in any one or more lawsuits in connection therewith and by causing their officers to execute pleadings and other related documents. The institution and conduct of litigation, the selection of attorneys and the settlement of litigation and claims affecting the Trademarks and IP Rights in the Territory shall be entirely within the discretion of Licensor and under Licensor’s control. Licensee may, in its discretion, participate in such litigation relating to infringing Products at its own expense with its own attorneys. In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so and Licensee will have no right to take any action with respect to the Trademarks or IP Rights without Licensor’s prior written consent. All costs and expenses, including reasonable legal and investigative fees incurred in connection with any such actions which are so undertaken, shall be borne equally Licensor and Licensee, and each party’s expenses shall be reimbursed out of any monetary recovery obtained, and the remainder, if any, shall be divided equally between the parties. If the monetary recovery obtained is not sufficient to fully reimburse both parties, the parties’ expenses shall be reimbursed on a pro rata basis out of such monetary recovery.

8.7 Use of Trademarks on Business Materials. The use of the Trademarks by Licensee in the masthead or letterhead of invoices, order forms, stationery and related materials in advertising in telephone or other directory listings is permitted only upon Licensor’s prior written approval, which shall not be unreasonably withheld, of the format in which the Trademarks are to be so used, the juxtaposition of the Trademarks with other words and phrases, and the content of the copy prior to the initial such use of the Trademarks and prior to any material change therein; provided, however, that each such use of the Trademarks is only in conjunction with the manufacture, sale, distribution or promotion of Licensed Products pursuant to this Agreement. Licensee shall not use any of the Trademarks as part of a business or trade name without Licensor’s prior written approval.

8.8 No Use of Trademarks By Licensee After Termination. Subject to Licensee’s limited right to sell off its inventory pursuant to Section 9.5 hereof, upon termination of this Agreement for any reason whatsoever, Licensee shall immediately discontinue any and all use of the Trademarks and IP Rights in connection with products, services or materials of any kind.

9.	TERMINATION.

9.1 Other Rights Unaffected. It is understood and agreed that automatic termination or termination by either party on any ground shall be without prejudice to any other remedies either party may have. Notwithstanding any termination in accordance with this Article 9, Licensor and Licensee shall have and hereby reserve all rights and remedies which such party has, or which are granted to such party by operation of law, to be compensated for damages for breach of this Agreement by the other party; and Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Trademarks or IP Rights (which injunctive relief may be sought in the courts and also may be sought prior to or in lieu of termination) and to collect accrued and unpaid royalties. In addition, nothing herein shall be deemed to prevent Licensee or Licensor from bringing an action for damages in lieu of seeking termination of this Agreement if a breach by the other occurs and is not cured timely in accordance with the provisions of this Article 9.

9.2 Automatic Termination. This Agreement shall automatically and immediately terminate:

(a)	If Licensee is ordered or adjudged bankrupt, is placed in the hands of a receiver, enters into any scheme or composition with creditors or makes an assignment for the benefit of creditors; or

(b)	If the assets of the Licensor or Licensee are nationalized or appropriated by any government or governmental authority.

9.3 Licensor’s Right of Termination. Licensor shall have the right to terminate the Term by delivering written notice to Licensee pursuant to Section 3.2(a) and 3.2(b) and Licensee shall have no right to cure. In addition, Licensor shall have the right to terminate the Term, subject to Licensee’s right to cure set forth herein:

(a)	If Licensee fails to pay royalties or any other amount due Licensor hereunder on the date due;

(b)	If Licensee materially breaches any of its representations and warranties herein;

(c)	If Licensee attacks the title or any rights of Licensor in and to the Trademarks; or

(d)	If Licensee shall otherwise fail to perform any term of this Agreement to be performed, not covered by the preceding sections.

Upon Licensee’s default, Licensor shall give Licensee writing notice stating the nature of the default and Licensor’s intent to terminate the Term. Licensee shall have thirty (30) days (except for defaults under Section 9.3(a)in which case Licensee shall have five (5) days) from receipt of such written notice to cure the alleged default. If Licensee fails to cure within the time frame set forth above for the default in question, the Term shall terminate upon the expiration of the relevant cure period, without the need for Licensor to provide any additional notice; provided, however, that, to the extent any such default under Sections 9.3(e) is curable but not within such thirty (30)-day period, and Licensee is diligently proceeding to cure such default, such default will not constitute grounds for termination if it is cured within ninety (90) days from the date the notice of default was given.

9.4 Licensee’s Right of Termination. Licensee shall have the right, subject to Licensor’s right to cure set forth herein, to terminate the Term if Licensor sells, distributes or authorizes others to sell Licensed Products in violation of Licensee’s exclusive rights hereunder, by giving written notice to Licensor specifying the default. Licensor shall have ninety (90) days from receipt of such written notice to cure the alleged default. If Licensor is unable to cure within the time frame set forth above for the default in question, the Term shall terminate upon Licensee’s further written notice of termination to Licensor.

9.5 Effect of Termination; Inventory. Upon the termination or expiration of the Term for any reason whatsoever, the License and all rights of Licensee to use the Trademarks and IP Rights shall cease and terminate. Upon any such expiration or termination, Licensee shall, within twenty (20) days thereafter, deliver to Licensor, separately for each of the Trademarks, the following: (i) a complete list of Licensee’s then-current accounts for Licensed Products and, for each account, Net Sales for the last-completed Contract Year, indicating regular price and off-price sales; (ii) a list of each style, indicating total Net Sales dollars and units for the last-completed Contract Year, as well as Licensee’s published list price and suggested retail price, if any; (iii) a list of the “top 20” selling styles for the last-completed Contract Year, and two (2) samples of each. All information shall be stated separately with respect to each of the Trademarks and each product category. Simultaneous with the delivery of such information, Licensee shall also deliver a complete and accurate schedule of Licensee’s inventory (to the SKU level) of Licensed Products, reflecting Licensee’s landed cost for each item, and all related work in process and materials then on hand, in the possession of contractors and in transit including non-cancelable orders identifiable to Licensed Products or bearing Trademarks (“Inventory”). The Inventory schedule shall be prepared as of the close of business on the date of the expiration or termination of the License. Except as Licensor may otherwise agree, all cancelable orders for the production of Licensed Products and/or related materials used to produce Licensed Products shall promptly be canceled. Licensor shall have the option (but not the obligation), exercisable by written notice delivered to Licensee within thirty (30) days after its receipt of the Inventory schedule, to purchase any or all of the Inventory for an amount equal to the cost of the Inventory being purchased for Inventory less than one (1) year old, and * percent (*%) of cost for Inventory more than one (1) year old. No Percentage Royalty shall be due from Licensee in respect of any such sales to Licensor at the prices set forth in the preceding sentence. In the event Licensor notifies Licensee that it is exercising its purchase option, Licensee shall deliver to Licensor or its designee all of the Inventory referred to in Licensor’s notice within fifteen (15) days after receipt of such notice. Licensor shall pay Licensee for such Inventory as is in marketable, first quality condition within thirty (30) days after its receipt thereof, after deduction from the purchase price all amounts owed by Licensee hereunder. In the event Licensor does not exercise its purchase option or purchases less than all of the Inventory, and if the License expires or is terminated by Licensor other than for any breach arising from material misuse of the Trademarks or any uncured failure by Licensee to make any payment when due hereunder, Licensee (but no other person or entity) shall be entitled, for a period of six (6) months only (the “Sell-off Period”) on a non-exclusive basis to sell and dispose of its remaining Inventory of Licensed Products on hand at the expiration or other termination of the

Term. All sales pursuant to this Section shall be made subject to all of the provisions of this Agreement and to a timely accounting for and the payment of the Percentage Royalty thereon. Such accounting and payment shall be due in accordance with Sections 7.5 and 7.6 hereof, and a final accounting and payment shall be due within thirty (30) days after the end of the Sell-off Period. If Licensee fails to comply with the foregoing, Licensor may terminate the Sell-off Period immediately upon written notice.

9.6 Cooperation After Termination. It is the intention of Licensor and Licensee that, in anticipation of and upon the expiration or sooner termination of this Agreement, Licensor and Licensee shall work together to ensure an orderly transition of the manufacture, sale, distribution and promotion of Licensed Products from Licensee to Licensor or its designee.

9.7 Freedom To License Upon Termination. In the event of termination of this Agreement or the receipt by Licensor of a notice of termination from Licensee, Licensor shall be free to license to others the use of the Trademarks and IP Rights in connection with the manufacture, sale, distribution and promotion of Licensed Products in the Territory.

9.8 Rights Personal to Licensee. The licenses and rights granted hereunder are personal to Licensee. No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of Licensee’s assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Trademarks or IP Rights if this Agreement is terminated pursuant to this Article 9, except as may be required by law.

10.	LICENSOR BUYBACK OPTION

10.1 For purposes of this Article 10, the following terms shall have the following respective meanings:

(a)	“Designee” shall mean an affiliate or affiliates of Licensor designated by it.

(b)	“Exempt Holders” shall mean holders of equity securities of Michael Kors Far East Holdings Limited (“MKFEHL”) or any of its subsidiaries that acquire such equity securities pursuant to subclauses (C) through (E) of Section 10.2.

(c)	“IPO” shall mean the closing of a public offering of MKFEHL or any of its subsidiaries pursuant to a registration statement under the Securities Act of 1933, as amended, or any similar securities laws of any foreign jurisdiction.

10.2 Prior to the consummation of an IPO, if (i) MKFEHL or any of its subsidiaries proposes to issue additional equity securities, (ii) any shareholder of MKFEHL, other than an Exempt Holder, proposes to sell, assign, devise, bequeath, pledge, transfer, hypothecate or in any manner dispose or part with (in any such case, a “Transfer”) any equity securities of MKFEHL or (iii) any shareholder of any subsidiary of MKFEHL, other than an Exempt Holder, proposes to Transfer any equity securities of any such subsidiary, other than (A) any issuance or Transfer of equity securities to MKFEHL or any of its subsidiaries, or to any shareholder of MKFEHL as of the date of this Agreement or any affiliate of any such shareholder (so long as such affiliate agrees in writing to be bound by the provisions of this Article 10), provided that in each case Sportswear Holdings Limited and its affiliates continue to hold (directly or indirectly) a majority of the voting securities in Licensee, (B) issuances of equity securities to third parties for bona fide business financing purposes so long as such third parties agree in writing to be bound by the provisions of this Article 10, (C) issuances of equity securities (including, without limitation, stock options and restricted securities) to employees, officers, directors or consultants of MKFEHL or any of its subsidiaries, (D) equity securities issued as all or a portion of the purchase price for an acquisition of assets or securities of another entity, (E) equity securities issued for bona fide commercial purposes to third party service providers, lessors or other third party business partners, or (F) equity securities issued pursuant to a division or combination of shares, a dividend of shares or a reclassification of shares distributable on a pro rata basis to all holders of such shares, then MKFEHL shall deliver to the Licensor a written notice of such proposed issuance or Transfer of equity securities (the “Issuance or Transfer Notice”) at least thirty (30) days prior to the date of the proposed issuance or Transfer. Licensor (or one or more of its Designees) shall have the option, exercisable within twenty (20) days following Licensor’s receipt of the Issuance or Transfer Notice, to purchase for cash all (but not less than all) of such equity securities on the same terms as those of the proposed issuance or Transfer of such equity securities by delivering written notice to MKFEHL. The closing of any such purchase shall occur not later than sixty (60) days after the date the Issuance or Transfer Notice was delivered to Licensor, as such period may be extended by any applicable waiting periods required by any applicable antitrust or other law.

10.3 In the event that MKFEHL or any of its subsidiaries proposes to consummate an IPO (the “Listco”), MKFEHL shall first give written notice of such proposed IPO (the “IPO Notice”) to Licensor. Licensor (or one or more of its Designees) shall have the option, exercisable within thirty (30) days following Licensor’s receipt of the IPO Notice, to purchase for cash all (but not less than all) of the outstanding equity securities of the Listco, other than equity securities of the Listco held by Exempt Holders (the “Subject Securities”), at a purchase price equal to the percentage represented by the Subject Securities (on a fully diluted basis) of the projected fully distributed (i.e. with no IPO or other market discounts) total market capitalization of the Listco upon consummation of the proposed IPO (the “IPO Valuation”). The IPO Valuation shall be determined by an internationally recognized investment bank mutually selected by Licensor and MKFEHL, the costs of which shall be borne equally by Licensor and the Listco. The closing of any such purchase shall occur not later than thirty (30) days after the completion of the IPO Valuation, as such period may be extended by any applicable waiting periods required by any applicable antitrust or other law.

11.	INDEMNIFICATION.

11.1 Licensor’s Indemnification of Licensee. Licensor shall release, defend, hold harmless and indemnify Licensee and each of its officers, directors, controlling persons and agents from any claims, demands, causes of action, judgments, settlements, fines or other costs

(including reasonable attorneys’ fees) arising solely out of a third-party claim that the use by Licensee of the Trademarks in strict accordance with the terms of this Agreement violates the rights of such third party; provided, however, that such indemnification obligation shall not apply to any use of the Trademarks outside the Territory, notwithstanding Licensor’s approval of such use, absent written confirmation from Licensor that it accepts such indemnification obligation. Licensee shall give Licensor prompt notice of any such claim or suit. Licensor shall have the right to undertake and conduct the defense of any suit so brought through counsel of Licensor’s choice.

11.2 Licensee’s Indemnification of Licensor. Except as expressly provided in Section 11.1, Licensee shall release, defend, hold harmless and indemnify Licensor and each of its officers, directors, controlling persons and agents from and against any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys’ fees) which Licensor may incur or be obligated to pay or for which it may become liable or be compelled to pay in any action, claim or proceeding against it arising out of or in connection with the business contemplated herein, including without limitation Licensee’s performance of this Agreement, any alleged design or utility patent infringement, any alleged defect in any Licensed Product produced by or for Licensee under this Agreement or the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by Licensee in violation of any law. Licensor shall give Licensee prompt notice of any such claim or suit. Licensee shall undertake and conduct the defense of any suit so brought through counsel of Licensee’s choice, subject to Licensor’s right of approval, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, prior to entering into settlement of any such claim or suit which would be reasonably likely to adversely affect any of the Licensor Marks and/or would be reasonably likely to damage Licensor’s goodwill, Licensee shall obtain Licensor’s written consent to such settlement (which consent shall not be unreasonably withheld or delayed). The provisions of this Section and Licensee’s obligations hereunder shall survive the expiration or termination of this Agreement.

12.	REPRESENTATIONS AND WARRANTIES

12.1 Licensor’s Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)	It has the full right, power and authority to grant the rights herein granted to Licensee, including without limitation the right to license the Trademarks in accordance with this Agreement; and

(b)	Neither Licensor nor any Affiliate of Licensor has granted any third party a license to use during the Term the Trademarks in violation of Licensee’s exclusive rights hereunder, and no such other license shall be granted to any other party during the Term.

12.2 Licensee’s Representations and Warranties. Licensee represents and warrants to Licensor that:

(a)	It has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b)	It is not currently in and has not filed for bankruptcy protection;

(c)	It has adequate resources and personnel to sell, distribute and promote the Licensed Products within the Territory;

(d)	It shall take all actions required by any local, national, state or regional agency, government or commission to exercise the rights licensed hereunder and to perform its obligations hereunder in compliance with applicable law. Licensee shall immediately provide Licensor with copies of any communication to or from any such agency, government or commission that relates to or affects this Agreement or the Trademarks in a material respect; and

(e)	No event has occurred that, at or prior to the date hereof, would have a material adverse impact on the business, operation or condition (financial or otherwise) of Licensee.

12.3 Risks of the Business. Licensee recognizes that there are many uncertainties in the business contemplated by this Agreement. Licensee agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Licensee, either by Licensor or its Affiliates, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Licensee has made its own independent business evaluation in deciding to manufacture and distribute the Licensed Products on the terms set forth herein.

13.    INSURANCE. Without limiting Licensee’s obligations under the indemnity provisions set forth in Section 11.2 hereof, Licensee agrees to obtain and maintain at all times during the Term of this Agreement and for three (3) years thereafter, at its own expense, comprehensive general and product liability insurance policies covering all liability arising out of bodily injury, advertising liability, complete operations liability and/or property damage with a carrier or carriers reasonably acceptable to Licensor. Said insurance coverage shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by Licensor. All deductibles, self-insured retentions or retrospective premium features shall be assumed by Licensee, for the account of Licensee, and at Licensee’s sole expense and risk. Licensor will be named as an additional insured under such policies with a minimum total insurance coverage in accordance with industry standards in the Territory and as reasonably approved by Licensor, and Licensee will provide evidence of such insurance to Licensor, including certificates of insurance and a copy of all current applicable insurance policies, before commercial sale of the Licensed Products as provided hereunder. Licensee or its insurance carrier shall provide Licensor with certificates of insurance and a copy of all insurance policies upon each policy renewal, rewriting or change. Licensee or its insurance carrier shall further provide written notice to Licensor at least thirty (30) days prior to any insurance policy cancellation, lapse or termination for any reason whatsoever. At all times, the insurance set forth herein must cover the countries in the Territory in which Licensee are from time to time selling and/or distributing Licensed Products. Further, Licensee shall carry “all risk” property insurance coverage on the Licensed Products as well as business interruption insurance on Licensee’s operations. The property insurance coverage shall, for the purposes of claim settlement, reflect selling price as the value of finished goods, and shall cover Licensee’s goods on premises owned, rented or controlled by Licensee and, where required by the terms of sale, while in transit.

14.    ASSIGNMENT AND SUBLICENSING. Neither party shall assign or sublicense this Agreement, in whole or in part, or any of its rights, duties and obligations hereunder without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed; provided, however, that Licensor shall have the right, upon written notice to Licensee, to assign or sublicense this Agreement, in whole or in part, to an Affiliate of Licensor or the purchaser of all or substantially all of Licensor’s business under, or the right to use, the Trademarks.

15.    CONFIDENTIALITY; PRESS. The parties acknowledge that, in furtherance of this Agreement, they will receive from the other information which may consist of business methods and practices, identification of personnel, customers, prospective customers and suppliers, financial information, inventions, processes, methods, products, patent applications, specifications, drawings, sketches, models, samples, designs, ideas, technical information and other confidential business information and trade secrets. The parties recognize that these materials are valuable property. Licensee and Licensor acknowledge the need to preserve the confidentiality and secrecy of these materials and agree to take all necessary steps to ensure that use by the recipient, or by its contractors will in all respects preserve such confidentiality and secrecy. Each party shall take all commercially reasonable precautions to protect the secrecy of the materials, samples, and designs described in this Article 15 prior to their commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing or adapted from any of said designs except under the Trademarks. Each party shall take all reasonable precautions to protect the secrecy of the original designs created for Licensed Products prior to their advertisement, commercial distribution or the showing of samples for sale. Neither Licensor nor Licensee shall, at any time during the term of this Agreement, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential information and data relating to the business of the other. Notwithstanding the foregoing, the parties hereto shall not be required to treat any information as confidential information under this Article 15 if such information: (i) was publicly known at the time it was disclosed or becomes publicly known after disclosure without breach hereof by the receiving party; (ii) was known by the receiving party at the time of disclosure or becomes known to it from a party other than the disclosing party who has the apparent right to disclose such information to the receiving party’s knowledge after due inquiry; (iii) is independently developed by the receiving party without reliance on the disclosed confidential information; (iv) is approved for disclosure by the disclosing party with the disclosing party’s prior written consent; or (v) is disclosed by the receiving party pursuant to judicial order, requirement of a governmental agency or other operation of law, provided that the receiving party informs the disclosing party promptly after receiving notice of its obligation to make such disclosure, and takes reasonable steps to limit the scope of such disclosure. All press releases and other public announcements related to this Agreement and the business contemplated herein shall, subject to applicable law and applicable disclosure obligations thereunder, be produced and released by

Licensor, or, if Licensor expressly agrees, Licensee may produce said press releases, subject to Licensor’s reasonable prior approval, for release by Licensee. Licensee shall refer all press inquiries to Licensor for handling. Except in the event of litigation between Licensor and Licensee, neither Licensor nor Licensee shall, directly or indirectly, during the Term or thereafter, make any statement that materially adversely affects, disparages or creates any material negative inference as to the reputation, prestige, value, image or impression of the Trademarks or the Licensed Products or any of either party’s respective officers, directors, affiliates, personnel, products or related companies, by words, actions or other communications, or by any omissions to speak, act or otherwise communicate, or in any other manner. The provisions of this Article 15 shall survive the expiration or termination of the Term.

16.	MISCELLANEOUS

16.1 Independent Contractors. Licensee shall act as an independent contractor under the terms of this Agreement and is not now, or in the future, an agent or legal representative of Licensor for any purpose. Licensee does not have the power to bind Licensor in any way. Licensor shall act as an independent contractor under the terms of this Agreement and is not now, or in the future, an agent or legal representative of Licensee for any purpose. Licensor does not have the Power to bind Licensee in any way.

16.2 Choice of Law; Choice of Forum. This Agreement shall be construed according to the laws of the State of New York. The parties hereto agree to accept the exclusive jurisdiction and venue of the courts of the State of New York, and the federal district courts situated in New York, New York for the adjudication of any dispute arising in connection with or related to this Agreement or the interpretation of this Agreement. The parties hereby submit to the personal jurisdiction of the foregoing courts for the adjudication of any dispute arising out of or related to this Agreement and waive any objection based on the lack of personal jurisdiction.

16.3 Partial Invalidity. If any of the provisions of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

16.4 Force Majeure. Neither party hereto shall be under any liability hereunder to the other on account of any loss, damage or delay occasioned or caused by lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike condition, the elements, embargoes, failure or inability to obtain material or transportation facilities, acts of God or the public enemy, compliance with any law, regulation or other governmental order or other causes beyond the control of the party affected, whether or not similar to the foregoing; provided, however, that if such condition continues for three (3) months and is not industry-wide but applies only to Licensee, Licensor may terminate the Term on thirty (30) days’ written notice which may be given at any time after said three (3) month period; and provided, further, that nothing herein shall at any time excuse any accrued obligation for the payment of money.

16.5 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement, including this Section 15.5, may be amended only by an instrument in writing that expressly refers to this Agreement and specifically states that it is intended to amend it. No party is relying upon any warranties, representations, or inducements not set forth herein.

16.6 Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or if dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, addressed as follows:

If to Licensor:

If to Licensor:

Michael Kors, L.L.C.

11 West 42nd Street

New York, New York 10036

Fax: 646 354 4988

Attention: CEO

Copy to:

Michael Kors, L.L.C.

11 West 42nd Street

New York, New York 10036

Fax: 646 354 4824

Attention: General Counsel

If to Licensee:

Michael Kors (HK) Limited

12/F Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon

Hong Kong

Attention: Director

16.7 Binding Nature. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and permitted assigns.

16.8 Section Headings. The section and subsection headings and the captions of the Exhibits appear only as a matter of convenience and shall not affect the construction of the Agreement.

16.9 Authority. Each party represents that the person signing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement.

16.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original but which together shall constitute one and the same instrument.

16.11 Construction. Each party has carefully reviewed this Agreement, understands its terms, sought legal advice with respect to this Agreement, and has relied wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by any other party or anyone acting on behalf of any other party. Any rules of construction construing an agreement against the drafting party shall not apply to the construction of this Agreement.

16.12 Schedules. The attached exhibits shall form a part of this Agreement and are hereby incorporated into this Agreement by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the day and year below written.

MICHAEL KORS, L.L.C.

By:	/s/ John D. Idol
Name: John D. Idol
Title: Chief Executive Officer

MICHAEL KORS (HK) LIMITED

By:	/s/ Patrick Lee
Name: Patrick Lee
Title: Chief Executive Officer

Agreed and Accepted as to Article 10:

MICHAEL KORS FAR EAST HOLDINGS LIMITED

By:	/s/ Patrick Lee
Name: Patrick Lee
Title: Chief Executive Officer

SCHEDULE 4.1

SEASONAL BUY CALENDAR

Michael Michael Kors

	Spring			Summer			Fall			Resort
	Pre-line Review*	NY Market Date	Final order Due Date	Pre-line Review*	NY Market Date	Final order Due Date	Pre-line Review*	NY Market Date	Final order Due Date	Pre-line Review*	NY Market Date	Final order Due Date
Womens RTW	Mid/End Jun	Mid Aug	Mid Aug	Mid Sept	Beg Nov	Beg Nov	Beg Dec	Mid Jan	Mid Jan	Beg Apr	Mid May	Mid May

Handbags/SLG**
SPI	Beg/Mid Apr	Beg May	Beg May	Beg Oct	Beg Nov	Beg Nov	Mid Dec	Beg Jan	Beg Jan	Beg Feb	Beg Mar	Beg Mar
SPII	Beg/Mid July	Beg Aug	Beg Aug

Footwear**
SP I	Beg May	Beg June	Beg June	Beg Nov	Beg Dec	Beg Dec	Beg Jan	Beg Feb	Beg Feb	Beg Mar	Beg Apr	Beg Apr
SPII	Beg July	Beg Aug	Beg Aug

NOTES for MMK Markets:	-	*Pre-line Review dates are preliminary dates for pre-buy commitments (via design boards) if deemed necessary by MK merchandising teams approximately 4 - 6 weeks prior to NY market
	-	**MMK Handbags & Footwear have Spring I (SP I) and Spring II (SP II) markets
	-	All orders will be due in NY 3 - 5 days after line review unless otherwise agreed to in advance

Michael Kors Collection

	Spring		Pre Fall		Fall		Resort
	NY Market Date	Final order Due Date	NY Market Date	Final order Due Date	NY Market Date	Final order Due Date	NY Market Date	Final order Due Date
Womens RTW/ Handbags/SLG	Mid Sept	End Sept	Mid Jan	End Jan	Mid Feb	End Feb	Beg/Mid Jun	End Jun

Mens RTW	Beg/Mid July	Mid July	No Pre Fall Market g		Mid/End Jan	End Jan	Mid May	End May

NOTES for MK Markets:	- Buyers and wholesale clients to attend markets in New York
- Womens and Handbags/SLG will show at market at the same time
- If a Summer/Fall I market for Collection is added to calendar, Licensor will update and notify Licensee

SCHEDULE 4.5

LICENSEE ORGANIZATIONAL CHART

Hong Kong, Macau & Taiwan – Organization Chart

SCHEDULE 4.6

MICHAEL KORS CORPORATION AND SUBSIDIARIES - CODE OF CONDUCT

Michael Kors Corporation and its subsidiaries are dedicated to conducting their operations throughout the world on principles of ethical business practice and recognition of the dignity of workers. We expect our business partners to respect and adhere to the same standards in the operation of their business, and we will utilize these criteria to evaluate our relationships with customers and suppliers.

WAGES/BENEFITS/WORKING HOURS. Our business partners must comply with all laws regulating local wages, work hours and benefits. Wage and benefit policies must be consistent with prevailing national standards, and also be acceptable under a broader international understanding as to the basic needs of workers and their families. We will not work with companies whose wage structure violates local law or prevailing industry practice.

CHILD LABOR. Our business partners must not use child labor, defined as school age children. Our business partners will not employ workers under the age of 15. This provision extends to all partner facilities.

HEALTH & SAFETY. Our business partners must ensure that their workers are provided a safe and healthy work environment, and are not subject to unsanitary or hazardous conditions.

FREEDOM OF ASSOCIATION. Our business partners should respect the legal rights of employees to freely and without harassment participate in worker organizations of their choice.

PRISON OR FORCED LABOR. Our business partners will not work with or arrange for purchase of any materials from business partners who utilize prison or forced labor in any stage of the manufacture of our products.

DISCIPLINARY PRACTICES. Our business partners will not employ or conduct any business activity with partners who employ any form of physical or mental coercion or punishment against workers.

DISCRIMINATION. Our business partners will not practice nor do business with business partners who practice any form of improper discrimination in hiring and employment, including on the basis of age, race, color, gender, or religion.

ENVIRONMENT. Our business partners must embrace a fundamental concern for environmental protection and conduct their operations consistent with both local and internationally recognized environmental practices.

LEGAL REQUIREMENTS. Our business relationship must be built on a mutual respect for and adherence to legal requirements. Our business partners will observe both local and applicable international standards.

ETHICAL STANDARDS. We intend to conduct all our business in a manner consistent with the highest ethical standards, and we will seek and utilize partners who will do likewise, as this contributes directly to our corporate reputation and the collective success of our organization and selected business partners.

SUBCONTRACTING. Our business partners may not subcontract all or any part of the work on our products without our express written consent, which will not be given unless each subcontractor meets all of the criteria set forth herein.

CONFLICTS OF INTEREST. Our business partners may not give our employees, agents or subagents a gift of value in excess of US$100.00, and may not bribe the officials of any government or administrative authority to benefit us or our business.

IMPLEMENTATION. We will apply these criteria in all business partner determinations, and will continue to implement these policies in the conduct of all activities. This will include our business partners sharing information on production facilities and procedures, with the objective of improving our collective service to customers in a responsible manner. Failure by a business partner to meet these standards, will result in our taking appropriate actions, up to and including cancellation of existing orders.

SCHEDULE 5.4(a)

APPROVED PRESTIGE DEPARTMENT AND SPECIALTY STORES

None

SCHEDULE 5.4(b)

APPROVED OFF-PRICE ACCOUNTS

None

SCHEDULE 5.4 (c)

NEW ACCOUNT APPROVAL FORM

Name of Licensee             ___________________________                      Date:                      ______________

                                               Men’s                                 Women’s

ACCOUNT INFORMATION
COMPANY NAME:
DOING BUSINESS AS
(ATTACH BUSINESS CARD)
ADDRESS

CITY, STATE
COUNTRY
TELEPHONE
EMAIL
PRINCIPAL/OWNER
BUYER / MANAGER
# OF STORES
LOCATION(S)
PHOTOS ATTACHED

BRANDS CARRIED
(LIST AT LEAST 3)

TYPE OF RETAILER

APPROVAL

                         ______________________________                                                         ___________________________

                        LICENSEE REPRESENTATIVE                                                                  MICHAEL KORS, LLC

APPROVED

** APPLICATION WILL NOT BE PROCESSED FOR APPROVAL WITHOUT THE FOLLOWING**

**	Photographs

**	Business Card

**	Trade References

SCHEDULE 6.4

RETAIL STORE REQUIREMENTS

1. Definitions. Whenever used in this Schedule 6.04, the following words and phrases, unless the context otherwise requires, shall have the following meanings (other terms used but not defined in this Schedule shall have the respective meanings set forth in paragraph 1 of the Agreement to which this Schedule is annexed):

“Addendum” or “Addenda” shall mean any one or all of the written appendices to this Schedule relating to any one or all of the Stores, as the case may be.

“Agreement” shall mean the License and Distribution Agreement to which this Schedule is annexed.

“Kors Products” shall mean, as specified in the Addendum relating to each Store, any, some or all, as the case may be, of men’s and women’s apparel, accessories and such other products and categories as may hereafter be manufactured and sold under the Trademarks and are specified on an Addendum hereto, with respect to each Store, which (a) are manufactured by or under license from Licensor; (b) are in the condition and with such labels, markings and tags, and no other, as received by the Stores from Licensor or manufacturers or distributors authorized by Licensor, as the case may be; and (c) bear one of the Trademarks.

“Initial Term” for each Store shall mean a designated period of time during which Licensee is granted the License with respect to such Store and which is specified in the Addendum to this Schedule relating to such Store.

“License” shall mean the right to use the Tradename and such other name or names utilizing any of the Trademarks as Licensor may, from time to time in its sole discretion, authorize in connection with the ownership and operation by Licensee of a Store and the right to sell Kors Products at Retail at such Store.

“Opening Date” and “Final Opening Date” for each Store shall mean the dates specified as such in each Addendum to this Schedule relating to such Store.

“Retail” shall mean the sale under the License to an ultimate consumer physically present at a Store.

“Site” shall mean the location at which a Store is located and which is specified in the Addendum to this Schedule relating to such Store.

“Store” shall have the same meaning as under the Agreement, but for purposes of this Schedule 6.4, shall not include Shops.

“Tradename” shall mean the name designated by Licensor under which a Store is owned and operated, as specified in the Addendum to this Schedule relating to such Store.

“Tradestyle” shall have the meaning set forth in paragraph 2.1 hereof.

2. License.

2.1. Grant of License. Subject to the terms and provisions hereof, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, the License with respect to each Store as to which Licensor, in its sole discretion, shall authorize Licensee to own and operate. Authorizations from Licensor to Licensee to own and operate one or more Stores hereinafter shall be evidenced by Addenda to this Schedule, signed by both Licensor and Licensee, substantially in the form set forth in paragraph 11 below, and specifying the Site, Term, the type of Kors Products which may be sold at the Store, the Tradename and such other unique terms and conditions as may apply to each separate Store. The Tradename shall be displayed in, on and at each Store only in such type style, type size, color scheme, and format as Licensor, in its sole discretion, shall specify (“Tradestyle”), and no other. Each Store shall be used by Licensee exclusively for the sale, at retail, of Kors Products specified in the Addendum for such Store, and for no other purpose whatsoever, except with the written authorization of Licensor. Except as may be provided in paragraph 2.4 hereof, nothing contained in this Schedule shall be construed so as to confer upon Licensee, or require Licensor to grant, any rights to open additional Stores.

2.2. Term of License and Renewals. The License for each Store shall, except as may otherwise be agreed in writing or in the event of an earlier termination in accordance with the Agreement: (i) continue throughout the Term and (ii) automatically terminate if the First or Second Licensor Termination Right pursuant to Section 3.2(a) or 3.2(b) Agreement is properly exercised.

2.3. Exclusivity. Provided that the Agreement has not been terminated, and subject to Section 6.4 of the Agreement, Licensor shall not itself operate or license any third party to operate a Store under the Tradename for the sale of Kors Products specified in the Addendum for such Store within the Territory during the Term.

2.4. Intentionally Omitted.

2.5. Sales at Retail. Licensee shall not sell any Kors Products at any Store except at Retail.

2.6. Site Selection. Notwithstanding anything to the contrary contained in this Schedule or the Agreement, Licensee acknowledges that Licensor shall have the right, in its sole discretion, to approve all Sites. Licensor shall consult with Licensee in good faith regarding all aspects of Site selection, and to work cooperatively with Licensee in order to identify acceptable Sites which, in Licensor’s judgment, will result in Stores consistent with the high image and reputation that such Stores are intended to present, while taking into account Licensee’s rights and obligations under Section 6.4 of the Agreement and Licensee’s reasonable commercial expectations to the extent practicable.

3. Operations of Stores and Shops. Licensee acknowledges that it is of great importance to Licensor that in the maintenance of the physical plant of the Stores and in the conduct of all of the Stores’ operations, the high standards and reputation of Licensor has established be maintained. Licensee shall comply with such reasonable standards regarding operations of the Stores and Shops as Licensor, upon notice to Licensee, may establish and which, at a minimum, apply generally to local standards for leading stores and shops where Stores and Shops are located. With respect to each Store, Licensor may, from time to time, upon reasonable notice reasonably change, revise, amend or extend such standards. Licensee shall comply with the following standards at each Store:

3.1. Name, Site and Design. No change shall be made in (i) the Tradename or Tradestyle used at each Store and Shop, (ii) the Site of each Store, or (iii) the design, decoration and accessorization of each Store after the initial construction, decoration and accessorization thereof unless first approved in writing by Licensor, except for seasonal changes consistent with the quality and style initially approved by Licensor and not subsequently objected to by Licensor.

3.2. Management of Stores. Licensee shall employ at all times an individual or individuals with suitable qualifications and experience in the retail high quality apparel trade to manage the business and operations of each Store.

3.3. Monthly Sales Reports. Licensee shall mail or e-mail to Licensor monthly sales reports for each Store and Shop which sets forth sales and returns for each category of Kors Products.

3.4. Conduct of Operations. Licensee shall at all times and in all respects conduct its operations at each Store and Shop in a first-class manner so as to reflect creditably on Licensor and so as not to injure, damage, or render less valuable any of the Licensor Marks or the good will connected therewith. After construction and completion of each Store and Shop, Licensee shall actively promote, advertise and sell Kors Products to the public at each Store and Shop. Licensee’s operation of each Store and Shop shall be in compliance in all material respects with all applicable laws, regulations, ordinances, zoning codes, and the like. Licensee shall comply with all of Licensor’s reasonable requests respecting its conduct of operations at each Store and Shop, including the design of and displays for each Store.

3.5. Maintenance and Improvements. Licensee shall at all times maintain the interior and exterior of each Store and the surrounding premises used in connection therewith in safe, good, clean, and attractive condition, consistent with Licensor’s standards and, at a minimum, equal to the local standard of leading apparel shops, and shall do such lighting, painting, decorating, embellishing, repairing, and restoration as may from time to time be required to maintain such high standards and the standards of Licensor. Licensee shall comply with all of Licensor’s reasonable requests respecting the maintenance of the physical plant of each Store and improvements thereto, and shall, at its expense, maintain the Store and make regular display and interior changes in a manner consistent with Licensor’s standards for such maintenance and changes. Without limiting the generality of the foregoing, License shall make window display changes approximately four (4) times a year and shall, as applicable, periodically update and promptly conduct all necessary repairs, cleaning and maintenance of rugs, floors and fixtures (“Updates and Maintenance”). Licensee shall regularly consult with Licensor regarding its plans with respect to Updates and Maintenance. In addition to such regular Updates and Maintenance, at all times during the Term, Licensee shall be required to refurbish and renovate the showroom and all Stores and Shops to the extent that regular Updates and Maintenance have not been adequate to keep their appearance consistent with the high standards and then current design and merchandising concepts in effect for Licensor’s own showrooms, stores and fixtures in the United States and, in any event, except as may otherwise be agreed by Licensor, not less than every five (5) years.

3.6. Inventory and Personnel. Licensee shall purchase its inventory of Kors Products exclusively from Licensor or distributors approved by Licensor and shall at all times maintain at each Store a reasonably sufficient inventory of the then current collection of Kors Products, display a fair representation of each such collection in keeping with the merchandise mix of Kors Products available for such collection, and shall employ a sufficient number of qualified personnel at each Store, who shall be required to wear exclusively appropriate apparel bearing the Trademarks and who shall be trained by the Store manager as to Licensor’s high standards for customer service and behavior. Licensee shall comply with all of Licensor’s reasonable requests respecting the inventory levels at each Store and the number and qualification of the Stores’ employees.

3.7. Retail Advertising and Business Materials. Licensee shall comply with all standards, specifications and/or designs as may be established by Licensor and furnished to Licensee from time to time, with respect to any advertising and Collateral Materials used by Licensee in connection with Kors Products or each Store. Licensee shall, at the reasonable option of Licensor, include on its business materials and/or on the Stores an indication of the relationship of the parties hereto, Licensee’s status as a corporation or other business entity, and Licensor’s ownership of the Tradename and Trademarks. Licensee and Licensor may mutually develop plans for advertising or promotional activities (e.g., in-store events) specifically relating to one or more Stores, as part of its marketing activities in accordance with Section 6.2 of the Agreement.

3.8. Books and Records. Licensee shall at all times keep an accurate account of all operations within the scope of this Schedule 6.4 and shall provide Licensor from time to time in a form and manner prescribed by Licensor information regarding inventory control, sales records, history of entire inventory as well as individual categories of inventory for each Store and shall generally use such procedures, including ticketing information, purchase orders, invoices, sales slips, etc., as may be required from time to time by Licensor.

3.9. Inspection. Licensee shall permit Licensor or its designated representative to inspect the physical premises and operations of each Store as well as to examine books of account or other financial records of each Store as reasonably required by the Licensor, at any time during regular working hours upon reasonable prior written notice.

3.10. Liability Solely Licensee’s; Insurance. As between Licensor and Licensee, Licensee hereby assumes all liability which may arise from services rendered to customers and liability for injuries to and by servants, agents, employees, or the general public at each Store or in connection with each Store’s operations. Licensee shall, at its sole cost and expense, obtain and maintain insurance, which may be pursuant to its blanket policy, in amounts sufficient to satisfy any and all obligations, liabilities or damages with which Licensee may be charged in connection with its operation of each Store as aforesaid.

3.11. Financial Covenants.

(a) Licensee shall comply in all material respects with the terms of its agreements with its suppliers of Kors Products, and, without limiting the generality of the foregoing, agrees to pay such suppliers on a timely basis in accordance with such terms; and

(b) Licensee shall keep all Kors Products acquired from Licensor or its Affiliates free from all liens, charges, and encumbrances of any kind whatsoever, except as may be specifically authorized in writing by Licensor.

4. Obligations of Licensor. During the term of the Agreement and so long as no event of default shall have occurred and not been cured or waived, Licensor shall:

4.1. Availability of Kors Products. Use its best efforts (without being obligated to expend funds or furnish other consideration in connection therewith) to assure that Kors Products manufactured under license from Licensor will be made available for purchase by Licensee in adequate quantities, it being recognized that Licensor does not and cannot control the sales policies of the persons and entities who manufacture and sell Kors Products under license. The procedures and terms for all such products shall be as reasonably specified by Licensor from time to time.

4.2. Training Assistance. Counsel and assist Licensee in the training of staff as to merchandising Kors Products and Store operations as may be reasonably requested from time to time by Licensee.

4.3. Information to be Supplied. Provide Licensee with information and assistance concerning products manufactured by Licensor or any of its Affiliates, which Licensor generally prepares for its customers’ use, in order that Licensee may be made aware of the latest trends in the style and marketing of Kors Products.

4.4. Advertising. Make available to Licensee, on the terms set forth in the Agreement, a reasonable number of copies of advertising and promotional material generally made available by Licensor to Stores in connection with the sale and promotion of Kors Products; such material may, to the extent deemed appropriate or proper by Licensor, in its sole discretion, incorporate mention of each or any of the Stores.

5. Opening of Stores. Licensee shall, at its expense, design and arrange for the construction, decoration and accessorization of each Store in accordance in all material respects with plans and specifications which shall have been approved in writing in advance by Licensor in its sole discretion. During the design and construction process, Licensee shall, in consultation with Licensor, develop a business plan for each Store reflecting anticipated sales of Kors Products by category and department.

6. Trademark Matters.

6.1. Ownership. Licensor represents and Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Tradename and the Tradestyle in the Territory and is the owner of the goodwill attached to the Tradename and the Tradestyle. To the extent any rights in and to the Tradename and Tradestyle are deemed to accrue to Licensee pursuant to the Agreement or otherwise, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor.

6.2. Effect of Termination. Subject to the terms as contained in the Agreement, upon any termination of the Agreement: (a) Licensee shall immediately terminate all further use of the Tradename and the Tradestyle as the trade name of the Stores or as part thereof, and shall remove from the Stores any and all signs and displays, and shall cease the use of all advertising and promotion material and any other material bearing any of the Marks. Licensee will execute any instruments requested by Licensor which Licensor, in its sole discretion, deems necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance pursuant to this paragraph shall be without consideration other than the mutual agreements contained herein. Upon the termination of any License with respect to a Store, all matters contained on any Addendum relating to such Store shall be deemed to have been terminated and, if such termination is with respect to a free-standing store and Licensee does not at the time of such termination, and for six (6) months thereafter, operate any other free-standing Store in the relevant country, Licensor shall thereafter be free to license to others the use of the Tradename or any other tradename licensed hereunder in connection with the operation of Stores in such country, and Licensee will refrain from further use of any of the Marks or any further reference to any of same, direct or indirect, or anything deemed by Licensor to be similar to any of same, in connection with such Store.

7. Representations and Warranties of Licensee. Licensee represents and warrants that with respect to every real property lease relating to an Addendum executed after the date hereof, Licensee shall use its best efforts (but without being obligated to expend funds or furnish other consideration in connection therewith) to negotiate the terms for such lease so that the Landlord for such Store shall not use or otherwise employ the Trademarks in any advertising or promotional materials unless and until such proposed use shall have been approved by Licensor in its sole discretion.

8. Default. In addition to the events of default set forth in paragraph 3.02 of the Agreement, it shall constitute an event of default if an event of default on the part of Licensee shall have occurred under the real estate lease relating to any free-standing Store and the default shall not have been cured or waived within the applicable grace period.

9. Termination.

9.1. Upon the termination or expiration of the Term of the Agreement, Licensee shall, in addition to its other obligations as set forth in the Agreement, immediately deliver to Licensor an inventory schedule of the Kors Products at each Store.

9.2. If upon the termination of the License relating to a Store for any reason whatsoever Licensee shall have on hand any Kors Products at such Store, Licensor shall have the option, exercisable in its sole discretion, to purchase all of said Kors Products in accordance with the procedures set forth in Section 9.5 of the Agreement.

10. Risk of Operations. Licensor recognizes that there are many uncertainties in the business contemplated herein, and therefore Licensee agrees and acknowledges that no representations, warranties or guarantees (other than those explicitly set forth in this Schedule) have been made to Licensee, either by Licensor or by anyone acting on its behalf or purporting to represent it, including but not limited to representations concerning the viability of the Stores, the prospects for successful operations, the level of sales, business or profits that Licensee might reasonably expect, or the desirability, profitability or expected traffic volume of the Stores.

11. Form of Addendum for Each Store:

This is the ______ Addendum to that certain License and Distribution Agreement (the “Agreement”), dated as of April 1, 2011 between Michael Kors, LLC and Michael Kors Trading (Shanghai) Company Limited (“Licensee”), and is made subject to the terms and provisions and definitions contained therein. Attached hereto is the real estate lease relating to the Store which is to be owned and operated pursuant to this Addendum. Licensee represents that said lease is valid and subsisting, all rents and other amounts required to be paid to date hereunder have been paid, and no event or condition exists which constitutes, or after notice or lapse of time or both, would constitute, a default under such lease.

1)	Kors Products

2)	Site

3)	Tradename

4)	Initial Term

5)	Opening Date

6)	Final Opening Date

7)	Approved Sublicensee

As of the date hereof, Licensee represents and warrants that no event or condition exists which constitutes, or after notice or lapse of time or both, would constitute, an event of default under the Agreement.

Acknowledged and Agreed to:

Michael Kors, LLC

By:

Michael Kors (HK) Limited

By: